Exhibit 26 (k) (1)

                  Opinion & Consent OF Kathleen A. McGah, Esq.

April 28, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:  Phoenix Life and Annuity Variable Universal Life Account
     Phoenix Life and Annuity Company
     Post Effective Amendment No. 15 to Registration Statement filed on Form N-6 File Nos. 333-12989 and 811-07835

To the Commission Staff:

I hereby consent to the reference to my name under the caption "in" Experts the Prospectus or Statement of Additional Information, as applicable, contained in the above identified Post-Effective Amendment to the Registration Statement and filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933.

As Counsel to the depositor, I am familiar with the product, which is the subject of this Registration Statement.

In connection with this opinion, I have reviewed the contracts, the Registration Statement, the charter and by-laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the contracts.

Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of the insurance company stated above.

Very truly yours,

/s/ Kathleen A. McGah
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Kathleen A. McGah, Vice President and Counsel
Phoenix Life Insurance Company